Exhibit 10.1

HUDSON UNITED BANCORP
DIRECTOR SEVERANCE PLAN

In light of the extensive time and education demands on Directors and the fact that Hudson United Bancorp and its subsidiaries have no retirement plan or benefits for Directors, the Board hereby adopts, effective as of the date of this meeting, the Hudson United Bancorp Directors Severance Plan (the “Plan”).

Under the Plan, a director of Hudson United Bancorp who served on the Board of Hudson United Bancorp on or after July 1, 2005, who has served more than 12 months on the Board of Directors of Hudson United Bancorp, and who ceases to be a director of Hudson United Bancorp for any reason whatsoever (other than a removal for cause involving a breach of the Hudson United Bancorp Code of Conduct) (such directors, the “Eligible Directors”), shall be entitled to be paid, within 10 business days following termination of service, a lump sum amount equal to the fees paid in the calendar year immediately prior to termination. Subject to the final approval by the court of a settlement agreement, as substantially embodied by the memorandum of understanding between the parties in the matter of In Re Hudson United Bancorp Shareholders Litigation, Superior Court of New Jersey, Case No. C-26805, the lump sum amount payable above will be reduced by an amount equal to those fees paid for the director’s attendance at board committee meetings. If the settlement agreement is rejected by the court, an amount equal to the committee meeting fees will be included in the lump sum payment, or subsequently paid, to directors. This Plan may be amended or terminated at any time by the vote of two-thirds of all the directors then in office. This Plan shall be administered by the Board of Directors of Hudson United Bancorp.